Exhibit 99.1

Contact:	Media:	Investors:
	Tony Plohoros	John Elicker
	Communications	Investor Relations
	212-546-4379	212-546-3775
	tony.plohoros@bms.com	john.elicker@bms.com

	Jeffrey Schoenborn	Blaine Davis
	Communications	Investor Relations
	212-546-2846	212-546-4631
	jeffrey.schoenborn@bms.com	blaine.davis@bms.com

BRISTOL-MYERS SQUIBB ANNOUNCES FINANCIAL RESULTS FOR THE

SECOND QUARTER AND FIRST HALF OF 2005, WITH BUSINESSES ON PLAN, LED BY

PHARMACEUTICAL GROWTH DRIVERS

•	Reports Positive Year-Over-Year Results Including GAAP EPS of $0.50 and Non-GAAP EPS of $0.47, Reflecting a Lower Tax Rate

•	Raises 2005 GAAP EPS Guidance and Reaffirms 2005 Non-GAAP EPS Guidance at the Upper End of the Range

(NEW YORK, July 28, 2005) – Bristol-Myers Squibb Company (NYSE:BMY) today reported financial results for the quarter and six months ended June 30, 2005 and provided further earnings guidance for the full year.

The company posted second quarter 2005 net sales of $4.9 billion from continuing operations, excluding the previously announced Oncology Therapeutics Network business unit sold in May 2005, a 1% increase from the same period last year. The results were primarily driven by increased sales of pharmaceutical growth products and nutritionals, partially offset by sales declines associated with the continued exclusivity losses of older pharmaceutical products.

The company reported second quarter 2005 net earnings from continuing operations of $991 million, or $0.50 per diluted share, under U.S. Generally Accepted Accounting Principles (GAAP), compared to $523 million, or $0.27 per diluted share for the same period last year.

Bristol-Myers Squibb reported second quarter 2005 net earnings from continuing operations of $933 million, or $0.47 per diluted share, on a non-GAAP basis excluding specified items, compared to $905 million, or $0.46 per diluted share for the same period last year. The increase in earnings includes a significantly lower effective tax rate in the second quarter of 2005.

“We had solid performance in the quarter, with two of our newer pharmaceutical growth drivers – ABILIFY® and REYATAZ® – roughly doubling in sales over the second quarter of last year,” said Peter R. Dolan, chief executive officer, Bristol-Myers Squibb. “PLAVIX® also delivered excellent growth, with sales increasing 26%.

“We’re continuing to execute our strategy, and we’re building a product portfolio and flexible cost structure that are expected to deliver a period of sustained sales and earnings growth beginning in 2007, when major exclusivity losses should be behind us for some time. In the meantime, despite short term pressure on earnings, we’ll continue to increase our investments in R&D, pipeline priorities, new product launches and marketed growth drivers,” Dolan added.

For the six months ended June 30, 2005, net sales from continuing operations remained constant at $9.4 billion compared to the first half of 2004. Under GAAP, net earnings from continuing operations in the first half of 2005 were $1,529 million, or $0.78 per diluted share compared to $1,484 million, or $0.76 per diluted share for the same period last year. On a non-GAAP basis excluding specified items, Bristol-Myers Squibb reported net earnings from continuing operations of $1,603 million, or $0.81 per diluted share for the six months ended June 30, 2005 compared to $1,709 million, or $0.87 per diluted share for the same period last year.

CONTINUED ADVANCEMENT OF R&D PIPELINE

Bristol-Myers Squibb continues to execute its strategy of serving specialists and high-value primary care physicians by transitioning its product portfolio to focus on disease areas of significant unmet need, where innovative medicines can help patients with serious illnesses.

During the second quarter, data on a pair of the company’s key Phase III compounds were presented and favorably received at important medical meetings.

•	Bristol-Myers Squibb and partner Merck & Co, Inc. announced results from both a Phase III active-controlled study and a long-term Phase II dose-ranging study for the investigational oral medicine muraglitazar, now known under the registered trade name PARGLUVA™, during a late-breaking presentation of the 65th Annual Scientific Sessions of the American Diabetes Association (ADA). The primary endpoint of each study was reduction in A1C levels (a measure of blood glucose control over a two- to three-month time period) in patients with type 2 diabetes. Lipid effects, a secondary endpoint of both studies, were also measured.

•	Data were presented at the 2005 annual European League Against Rheumatism (EULAR) meeting, which showed that Bristol-Myers Squibb’s internally developed biologic abatacept inhibited the progression of joint damage in subjects with active rheumatoid arthritis (RA), independent of baseline clinical, biochemical or radiographic characteristics.

Other promising Bristol-Myers Squibb compounds are transitioning to Phase III as the company’s pipeline continues to advance. Belatacept, the company’s internally developed biologic for the potential treatment of solid organ transplantation rejection, transitioned to Phase III development in the first quarter of 2005. Saxagliptin, a DPP4 inhibitor for the potential treatment of diabetes, is expected to transition to Phase III before the end of the third quarter of 2005.

Bristol-Myers Squibb’s Src/ABL Kinase Inhibitor continues its Phase II registrational program, and the company plans to review data in the fall. This internally-discovered compound, now known as dasatinib, is being investigated for the treatment of chronic myelogenous leukemia (CML).

In addition, late in the second quarter, company partner ImClone Systems Incorporated announced its intent to submit a supplemental Biologics License Application (sBLA) on ERBITUX® in the third quarter of 2005 to seek approval for use of the drug in combination with radiation and as a single agent in Squamous Cell Carcinoma of the Head and Neck (SCCHN). ERBITUX® is currently indicated for the treatment of refractory metastatic colorectal cancer.

SECOND QUARTER RESULTS

•	Second quarter 2005 net sales from continuing operations increased 1% from the same period last year to $4.9 billion, reflecting a 2% favorable impact of foreign exchange rate fluctuations and a 1% increase in volume, partially offset by a 2% decrease in average selling prices. U.S. net sales remained constant for the quarter compared to 2004, while international net sales increased 3%, including a 4% favorable foreign exchange impact.

•	Marketing, selling and administrative costs increased by 6% during the second quarter of 2005 to $1.3 billion.

•	Bristol-Myers Squibb continues to shift advertising and product promotion investments from mature brands to products expected to drive future growth. The company increased advertising and promotion spending by 5% to $365 million in the second quarter of 2005 from $346 million in the same period last year, primarily due to the launch of BARACLUDE™ and continued investments in PLAVIX®, AVAPRO®/AVALIDE®, ABILIFY® and REYATAZ®.

•	Research and development expenses increased by 4% to $649 million in the second quarter of 2005 from $625 million in the same period last year. Excluding accelerated depreciation of $1 million and milestone payments of $25 million in the second quarter of 2005 and 2004, respectively, research and development grew 8%. This increase includes continued investments in PARGLUVA™ and abatacept. Pharmaceutical research and development represented 15.6% of pharmaceutical sales in the second quarter of 2005, compared to 14.6% in the same period last year. The company expects to maintain low double-digit annual R&D expense growth in 2005.

INCOME TAXES

The effective income tax rate on earnings from continuing operations before minority interest and income taxes was -1.9% and 15.3% for the three months ended June 30, 2005 and 2004, respectively. The lower effective tax rate was primarily driven by:

•	a benefit of $159 million related to the resolution of certain tax contingencies, which was included in the company’s previous full year 2005 tax rate guidance

•	a benefit of $135 million reflecting an adjustment to the tax provision for the repatriation of foreign earnings, partially offset by a $55 million unfavorable impact for the treatment of certain litigation reserves, both included as specified items

SPECIFIED ITEMS

In the three months ending June 30, 2005 and 2004, the company recorded specified income and expense items that affected the comparability of the results.

The pre-tax specified items in 2005 included:

•	$269 million charges for increase in litigation reserves, primarily for wholesaler inventory and various accounting matters

•	$85 million net charges primarily associated with early debt retirement costs in connection with the repurchase of the company’s $2.5 billion Notes due 2006

•	$295 million income from insurance recoveries, primarily for wholesaler inventory and various accounting matters

In addition, a tax benefit of $135 million was recognized to reflect an adjustment to taxes on repatriation of foreign earnings in the second quarter as discussed above.

The pre-tax specified items in 2004 included:

•	$455 million net charges for litigation matters

•	$62 million write-off of acquired in-process research and development

•	$24 million net charges primarily related to milestone payments

For additional information on specified items, see Appendix 1. Details reconciling these non-GAAP amounts with GAAP amounts including specified items are provided in supplemental materials available on the company’s website.

PHARMACEUTICALS

Worldwide pharmaceutical sales increased 1% to $3.9 billion in the second quarter of 2005 compared to the same period in the prior year.

U.S. pharmaceutical sales increased 1% to $2.1 billion in the second quarter of 2005 compared to the same period in the prior year, primarily due to the continued growth of PLAVIX® and newer products including ABILIFY®, REYATAZ® and ERBITUX®, partially offset by continued exclusivity losses for PARAPLATIN®, the GLUCOPHAGE® franchise and VIDEX® EC. In aggregate, estimated wholesaler inventory levels of the company’s key pharmaceutical products sold by the U.S. Pharmaceutical business at the end of the second quarter were down slightly from the end of the first quarter of 2005, but held at approximately three weeks.

International pharmaceutical sales remained unchanged, including a 4% favorable foreign exchange impact, at $1.8 billion for the second quarter of 2005 compared to the same period in the prior year. The sales decrease excluding the favorable impact of foreign exchange was primarily due to a decline in TAXOL® and PRAVACHOL® sales resulting from increased generic competition, partially offset by increased sales of newer products including REYATAZ® and ABILIFY®, as well as growth of PLAVIX®.

Pharmaceutical Growth Drivers

Illustrating the continued progress of the company’s portfolio transition, worldwide sales of the products that the company views as current and future growth drivers accounted for approximately 45% and 33% of worldwide pharmaceutical sales in the second quarter of 2005 and 2004, respectively. U.S. sales of these growth drivers accounted for approximately 66% and 51% of total U.S. pharmaceutical sales in the second quarter of 2005 and 2004, respectively.

•	Sales of PLAVIX®, a platelet aggregation inhibitor that is part of the company’s alliance with Sanofi-Aventis, increased 26%, including a 1% favorable foreign exchange impact, to $968 million in the second quarter of 2005 from $769 million in the same period last year, primarily due to increased demand in mail order prescriptions and a smaller reduction in U.S. wholesaler inventory levels compared to the same period last year. Total U.S. prescription demand grew approximately 15% compared to 2004.

•	Sales of AVAPRO®/AVALIDE®, an angiotensin II receptor blocker for the treatment of hypertension, increased 11%, including a 2% favorable foreign exchange impact, to $258 million in the second quarter of 2005 from $233 million in the same period last year primarily due to increased demand. Total U.S. prescription growth increased approximately 15% compared to 2004. AVAPRO®/AVALIDE® are cardiovascular products launched from the alliance between the company and Sanofi-Aventis.

•	Total revenue for ABILIFY® increased 97%, including a 1% favorable foreign exchange impact, to $240 million in the second quarter of 2005 from $122 million in the same period last year, primarily due to strong growth in domestic demand and the continued growth in Europe, which achieved sales of $36 million in the second quarter of 2005. ABILIFY® achieved a monthly new prescription share of the U.S. antipsychotic market of approximately 12% in June 2005. ABILIFY® is an antipsychotic agent used for the treatment of schizophrenia, acute bipolar mania and Bipolar I Disorder. Total revenue for ABILIFY® primarily consists of alliance revenue recorded by the company as net sales based on its 65% share of net sales in co-promotion countries with Otsuka Pharmaceutical Co. Ltd.

•	Sales of REYATAZ®, a protease inhibitor for the treatment of HIV, increased 115%, including a 3% favorable foreign exchange impact, to $183 million in the second quarter of 2005 from $85 million in the same period last year. REYATAZ® has achieved a monthly new prescription share of the U.S. protease inhibitors market of approximately 30%. Sales in Europe continued to grow since its introduction in the second quarter of 2004, achieving sales of $52 million in the second quarter of 2005.

•	Sales of ERBITUX®, used to treat refractory metastatic colorectal cancer sold almost exclusively in the United States, increased 36% to $98 million in the second quarter of 2005 from $72 million in the same period last year. ERBITUX® was approved by the FDA in February 2004 and is marketed by the company under a distribution and co promotion agreement with ImClone Systems Incorporated.

•	BARACLUDE™, Bristol-Myers Squibb’s internally developed therapy for hepatitis B, has generated sales of $5 million since its launch in April 2005. BARACLUDE™ also received its first international approval from regulatory authorities in Brazil earlier this month.

Other Pharmaceuticals

Sales of pharmaceuticals other than Bristol-Myers Squibb’s portfolio of growth drivers generally continue to decline or are no longer expected to generate sustainable sales increases, as a result of increased generic competition.

•	Sales of PRAVACHOL® decreased 5%, including a 2% favorable foreign exchange impact, to $625 million in the second quarter of 2005 from $656 million in the same period last year. U.S. PRAVACHOL® sales increased 8% to $353 million in the second quarter of 2005 from $326 million in the same period last year, primarily due to lower Medicaid and managed health-care rebate rates in the second quarter of 2005 and a smaller reduction in U.S. wholesaler inventory levels compared to the same period last year, partially offset by lower demand due to increased competition. Total U.S. prescriptions declined by 14% compared to 2004. International sales decreased 18%, including a 3% favorable foreign exchange impact, to $272 million, reflecting generic competition in key European markets.

•	Sales of TAXOL®, the company’s leading anti-cancer agent, decreased 25%, including a 3% favorable foreign exchange impact, to $186 million in the second quarter of 2005 from $249 million in the same period last year, primarily as a result of increased generic competition in Europe. The anti-cancer agent is sold almost exclusively in non-U.S. markets.

•	Sales of SUSTIVA®, a non-nucleoside reverse transcriptase inhibitor for the treatment of HIV, increased 9%, including a 2% favorable foreign exchange impact, to $167 million in the second quarter of 2005 from $153 million in the same period last year, primarily due to U.S. prescription growth of approximately 5% for the second quarter of 2005.

•	Sales of PARAPLATIN®, an anticancer agent, decreased 86% to $33 million in the second quarter of 2005 from $241 million in the same period last year due to generic competition.

NUTRITIONALS AND RELATED HEALTHCARE

Bristol-Myers Squibb’s Nutritionals and Related Healthcare segments posted combined second quarter 2005 revenues of $1,003 million compared to $963 million in the same period in 2004. The two segments continue to generate a significant portion of Bristol-Myers Squibb’s revenues and profits, contributing a combined 21% and 27% of second quarter 2005 sales and earnings from continuing operations before minority interest and income taxes, respectively.

Nutritionals

•	Worldwide Nutritional sales increased 7%, including a 1% favorable foreign exchange impact, to $548 million in the second quarter of 2005 from $510 million in the same period last year.

•	U.S. Nutritional sales increased 5% to $267 million, primarily due to increased sales of ENFAMIL®, the company’s largest selling infant formula. International Nutritional sales increased 10% to $281 million, including a 3% favorable foreign exchange impact, primarily due to increased sales in ENFAMIL®.

Related Healthcare

•	ConvaTec sales increased 6%, including a 3% favorable foreign exchange impact, to $247 million from $234 million in 2004.

•	Medical Imaging sales remained constant at $151 million, including a 1% favorable foreign exchange impact, primarily driven by increased sales of CARDIOLITE®, offset by sales declines in other products.

•	Consumer Medicines sales decreased 16% to $57 million in the second quarter of 2005 from $68 million in the same period in 2004. In July 2005, the company announced that it has signed a definitive agreement for the sale of its U.S. and Canadian Consumer Medicines business and related assets to Novartis AG. The transaction is expected to close by the end of the third quarter, subject to customary regulatory approvals.

2005 NON-GAAP EPS GUIDANCE

Bristol-Myers Squibb reaffirmed 2005 full year earnings guidance of fully-diluted earnings per share from continuing operations at the upper end of its previously disclosed $1.35 and $1.45 range, on an adjusted non-GAAP basis which excludes specified items as discussed under “Use of Non-GAAP Financial Information.”

The company increased its estimate of fully diluted earnings per share when adding back exclusions – such as milestone payments in connection with previously announced external development, cost of early debt retirement, litigation settlements (including related insurance recoveries for significant legal proceedings), the anticipated gain on sale of business and restructurings activities from continuing operations – to $1.49 to $1.59, from $1.35 to $1.45, primarily due to the anticipated gain on sale of the Consumer Medicines business.

Factors that may cause variation in the company’s earnings estimates and other risks and uncertainties, are discussed in the company’s “Statement on Cautionary Factors,” below, and its Securities and Exchange Commission filings.

The company and its subsidiaries are the subject of a number of significant pending lawsuits, claims, proceedings and investigations. It is not possible at this time reasonably to assess the final outcome of these investigations or litigations. Management continues to believe, as previously disclosed, that during the next few years, the aggregate impact, beyond current reserves, of these and other legal matters affecting the company is reasonably likely to be material to the company’s results of operations and cash flows, and may be material to its financial condition and liquidity. The company’s expectations for the next several years described above do not reflect the potential impact of litigation on the company’s results of operations.

For additional discussion of legal matters including PLAVIX® patent litigation, see “Item 8. Financial Statements and Supplementary Data-Note 21 Legal Proceedings and Contingencies” in the company’s Form 10-K Annual Report for 2004.

Use of Non-GAAP Financial Information

This press release contains non-GAAP earnings per share information adjusted to exclude certain costs, expenses, gains and losses and other specified items. Among the items in GAAP earnings but excluded for purposes of determining adjusted earnings are: gains or losses from sale of product lines, from sale or write-down of equity investments and from discontinuations of operations; restructuring and similar charges; charges and recoveries relating to significant legal proceedings; co-promotion or alliance charges and payments for in-process research and development which under GAAP are immediately expensed rather than amortized over the life of the agreement. This information is intended to enhance an investor’s overall understanding of the company’s past financial performance and prospects for the future. For example, non-GAAP earnings per share information is an indication of the company’s baseline performance before items that are considered by the company to be not reflective of the company’s operational results. In addition, this information is among the primary indicators the company uses as a basis for evaluating company performance, allocating resources, setting incentive compensation targets, and planning and forecasting of future periods. This information is not intended to be considered in isolation or as a substitute for diluted earnings per share prepared in accordance with GAAP.

Statement on Cautionary Factors

This press release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 regarding, among other things, statements relating to goals, plans and projections regarding the company’s financial position, results of operations, market position, product development and business strategy. These statements may be identified by the fact that they use words such as “anticipate”, “estimates”, “should”, “expect”, “guidance”, “project”, “intend”, “plan”, “believe” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance. Such forward-looking statements are based on current expectations and involve inherent risks and uncertainties, including factors that could delay, divert or change any of them, and could cause actual outcomes and results to differ materially from current expectations. These factors include, among other things, market factors, pricing controls and pressures, (including changes in rules and practices) of managed care groups and institutional and governmental purchasers, judicial decisions and governmental laws and regulations related to Medicare, Medicaid and healthcare reform, pharmaceutical rebates and reimbursement, competitive product development, claims and concerns that may arise regarding the safety and efficacy of in-line products and product candidates, changes to wholesaler inventory levels, governmental regulations and legislation, difficulties and delays in product development, manufacturing and sales, patent positions and litigation, including the outcome of the PLAVIX® litigation in the U.S., and the impact and result of governmental investigations. There can be no guarantees with respect to pipeline products that future clinical studies will support the data described in this release, that the products will receive regulatory approvals, or that they will prove to be commercially successful. For further details and a discussion of these and other risks and uncertainties, see the company’s Securities and Exchange Commission filings. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

Company and Conference Call Information

Bristol-Myers Squibb is a global pharmaceutical and related health care products company whose mission is to extend and enhance human life.

There will be a conference call on July 28, 2005 at 9 a.m. (EDT) during which company executives will address inquiries from investors and analysts. Investors and the general public are invited to listen to a live webcast of the call at www.bms.com/ir or by dialing 719-457-2637. Materials related to the call will be available at the same Web site prior to the call.

For more information, contact: Tony Plohoros, 212-546-4379, or Jeffrey Schoenborn, 212-546-2846, Communications, or John Elicker, 212-546-3775, or Blaine Davis, 212-546-4631, Investor Relations.

# # #

ABILIFY® is the trademark of Otsuka Pharmaceutical Company, Ltd.

AVAPRO®, AVALIDE® and PLAVIX® are trademarks of Sanofi-Aventis

ERBITUX® is a trademark of ImClone Systems Incorporated

GLUCOPHAGE®, GLUCOPHAGE® XR and GLUCOVANCE® are registered trademarks of Merck Sante, S.A.S., an associate of Merck KGaA of Darmstadt, Germany

BRISTOL-MYERS SQUIBB COMPANY

NET SALES BY OPERATING SEGMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Unaudited, in millions of dollars)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Pharmaceuticals	$3,886	$3,856	$7,464	$7,566
Nutritionals	548	510	1,074	1,012
Related Healthcare	455	453	883	867

Net Sales from Continuing Operations	$4,889	$4,819	$9,421	$9,445

BRISTOL-MYERS SQUIBB COMPANY

SELECTED PRODUCTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Unaudited, in millions of dollars except prescription data)

The following tables set forth worldwide and U.S. reported net sales for selected products for the three and six months ended June 30, 2005 compared to the three and six months ended June 30, 2004. In addition, the tables include, where applicable, the estimated total (both retail and mail-order customers) prescription growth, for the comparative periods presented, for certain of the company’s U.S. primary care pharmaceutical prescription products. The estimated prescription growth amounts are based on third-party data. A significant portion of the company’s domestic pharmaceutical sales is made to wholesalers. Where changes in reported net sales differ from prescription growth, this change in net sales may not reflect underlying prescriber demand.

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total
	2005	2004	% Change	2005	2004	% Change	Prescriptions vs. 2004
Three Months Ended June 30

Pharmaceuticals
Cardiovascular
Plavix	$968	$769	26%	$823	$651	26%	15%
Pravachol	625	656	(5)%	353	326	8%	(14)%
Avapro/Avalide	258	233	11%	157	144	9%	15%
Monopril	54	72	(25)%	2	13	(85)%	(59)%
Coumadin	50	77	(35)%	42	70	(40)%	(18)%
Virology
Sustiva	167	153	9%	97	90	8%	5%
Reyataz	183	85	115%	98	65	51%	44%
Zerit	59	78	(24)%	26	38	(32)%	(31)%
Videx/Videx EC	43	69	(38)%	5	25	(80)%	(66)%
Infectious Diseases
Cefzil	54	55	(2)%	30	29	3%	(8)%
Tequin	35	39	(10)%	22	26	(15)%	(37)%
Baraclude	5	—	—	5	—	—	N/A
Oncology
Taxol	186	249	(25)%	4	1	* *	N/A
Erbitux	98	72	36%	97	72	35%	N/A
Paraplatin	33	241	(86)%	(1)	206	(100)%	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	240	122	97%	200	119	68%	49%
Metabolics
Glucophage IR	20	12	67%	15	9	67%	(35)%
Glucophage XR	14	10	40%	14	9	56%	(55)%
Glucovance	12	47	(74)%	11	46	(76)%	(85)%
Nutritionals
Enfamil	250	224	12%	171	158	8%	N/A
Related Healthcare
Ostomy	139	137	1%	38	41	(7)%	N/A
Cardiolite	108	105	3%	96	92	4%	N/A
Wound Therapeutics	103	94	10%	29	30	(3)%	N/A

**	Change is in excess of 200%

	Worldwide Net Sales			U.S. Net Sales			% Change in U.S. Total
	2005	2004	% Change	2005	2004	% Change	Prescriptions vs. 2004
Six Months Ended June 30

Pharmaceuticals
Cardiovascular
Plavix	$1,782	$1,466	22%	$1,496	$1,236	21%	15%
Pravachol	1,145	1,327	(14)%	611	669	(9)%	(15)%
Avapro/Avalide	454	430	6%	259	260	—	14%
Monopril	113	137	(18)%	5	12	(58)%	(62)%
Coumadin	99	114	(13)%	84	101	(17)%	(15)%
Virology
Sustiva	340	292	16%	200	166	20%	5%
Reyataz	332	160	108%	190	131	45%	50%
Zerit	118	136	(13)%	52	54	(4)%	(31)%
Videx/Videx EC	92	140	(34)%	15	54	(72)%	(58)%
Infectious Diseases
Cefzil	136	127	7%	80	71	13%	(7)%
Tequin	83	78	6%	60	54	11%	(28)%
Baraclude	5	—	—	5	—	—	N/A
Oncology
Taxol	391	492	(21)%	8	15	(47)%	N/A
Erbitux	185	89	108%	184	89	107%	N/A
Paraplatin	77	469	(84)%	14	404	(97)%	N/A
Affective (Psychiatric) Disorders
Abilify (total revenue)	428	237	81%	361	232	56%	51%
Metabolics
Glucophage IR	31	43	(28)%	22	36	(39)%	(45)%
Glucophage XR	27	29	(7)%	27	28	(4)%	(60)%
Glucovance	26	149	(83)%	25	146	(83)%	(87)%
Nutritionals
Enfamil	485	432	12%	333	302	10%	N/A
Related Healthcare
Ostomy	266	264	1%	72	81	(11)%	N/A
Cardiolite	210	197	7%	187	175	7%	N/A
Wound Therapeutics	200	181	10%	59	60	(2)%	N/A

BRISTOL-MYERS SQUIBB COMPANY

CONSOLIDATED STATEMENT OF EARNINGS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Unaudited, in millions of dollars except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
Net Sales	$4,889	$4,819	$9,421	$9,445

Cost of products sold	1,483	1,500	2,850	2,857
Marketing, selling and administrative	1,268	1,201	2,451	2,427
Advertising and product promotion	365	346	683	662
Research and development	649	625	1,302	1,208
Acquired in-process research and development	—	62	—	62
Provision for restructuring and other items, net	2	6	5	18
Litigation charges, net	(26)	379	98	379
Gain on sale of business	—	(18)	—	(313)
Equity in net income of affiliates	(87)	(59)	(156)	(134)
Other expense/(income), net (a)	105	8	130	46

	3,759	4,050	7,363	7,212

Earnings from Continuing Operations
Before Minority Interest and Income Taxes	1,130	769	2,058	2,233
Provision for income taxes	(21)	118	247	514
Minority interest, net of taxes	160	128	282	235

Earnings from Continuing Operations	991	523	1,529	1,484

Discontinued Operations
Net Earnings	—	4	(5)	7
Net Gain on Disposal	13	—	13	—

	13	4	8	7

Net Earnings	$1,004	$527	$1,537	$1,491

Earnings per Common Share:

Basic:
Earnings from Continuing Operations	$0.51	$0.27	$0.79	$0.77
Discontinued Operations
Net Earnings	—	—	—	—
Net Gain on Disposal	—	—	—	—

Net Earnings per Common Share	$0.51	$0.27	$0.79	$0.77

Diluted:
Earnings from Continuing Operations	$0.50	$0.27	$0.78	$0.76
Discontinued Operations
Net Earnings	—	—	—	—
Net Gain on Disposal	—	—	—	—

Net Earnings per Common Share	$0.50	$0.27	$0.78	$0.76

Average Common Shares Outstanding:
Basic	1,952	1,942	1,950	1,940
Diluted	1,984	1,976	1,982	1,976

(a) Other expense/(income), net
Interest expense	$73	$70	$170	$139
Interest income	(23)	(21)	(68)	(38)
Foreign exchange transaction losses	35	38	47	55
Other, net	20	(79)	(19)	(110)

	$105	$8	$130	$46

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE THREE MONTHS ENDED JUNE 30, 2005 AND 2004

(Unaudited, in millions of dollars)

Three months ended June 30, 2005

	Cost of products sold	Research and development	Provision for restructuring and other items, net	Litigation expense	Other (income) / expense, net	Total
Litigation Matters:
Private litigations and governmental investigations	$—	$—	$—	$249	$—	$249
ERISA litigation and other matters	—	—	—	20	—	20
Insurance recoveries	—	—	—	(295)	—	(295)

	—	—	—	(26)	—	(26)
Other:
Gain on sale of equity investment	—	—	—	—	(9)	(9)
Loss on sale of fixed assets	—	—	—	—	1	1
Accelerated depreciation and asset impairment	21	1	—	—	—	22
Downsizing and streamlining of worldwide operations	—	—	2	—	—	2
Debt retirement costs	—	—	—	—	69	69

	$21	$1	$2	$(26)	$61	59

Income taxes on items above						18
Adjustment to taxes on repatriation of foreign earnings						(135)

Increase to Net Earnings from Continuing Operations						$(58)

Three months ended June 30, 2004

	Cost of products sold	Research and development	Acquired in- process research and development	Gain on sale of business	Provision for restructuring and other items, net	Litigation settlement expense / (income)	Total
Litigation Matters:
Private litigation and governmental investigations	$—	$—	$—	$—	$—	$320	$320
Product liability	75	—	—	—	—	—	75
Pharmaceutical pricing and sales litigation	—	—	—	—	—	34	34
Commercial litigation	26	—	—	—	—	—	26
Anti-trust litigation	—	—	—	—	—	25	25
Product liability insurance recovery	(25)	—	—	—	—	—	(25)

	76	—	—	—	—	379	455
Other:
Gain on sale of Adult Nutritional business	—	—	—	(18)	—	—	(18)
Accelerated depreciation	11	—	—	—	—	—	11
Downsizing and streamlining of worldwide operations	—	—	—	—	6	—	6
Milestone payment	—	25	—	—	—	—	25
Acordis IPR&D write-off	—	—	62	—	—	—	62

	$87	$25	$62	$(18)	$6	$379	541

Income taxes on items above							(159)

Reduction to Net Earnings from Continuing Operations							$382

APPENDIX 1

BRISTOL-MYERS SQUIBB COMPANY

SPECIFIED ITEMS

FOR THE SIX MONTHS ENDED JUNE 30, 2005 AND 2004

(Unaudited, in millions of dollars)

Six months ended June 30, 2005

	Cost of products sold	Research and development	Provision for restructuring and other items, net	Litigation expense	Other (income) / expense, net	Total
Litigation Matters:
Private litigations and governmental investigations	$—	$—	$—	$373	$—	$373
ERISA liability and other matters	—	—	—	20	—	20
Insurance recoveries	—	—	—	(295)	—	(295)

	—	—	—	98	—	98
Other:
Gain on sale of equity investment	—	—	—	—	(27)	(27)
Loss on sale of fixed assets	—	—	—	—	17	17
Accelerated depreciation and asset impairment	34	2	—	—	—	36
Downsizing and streamlining of worldwide operations	—	—	5	—	—	5
Upfront and milestone payments	—	35	—	—	—	35
Debt retirement costs	—	—	—	—	69	69

	$34	$37	$5	$98	$59	233

Income taxes on items above						(24)
Adjustment to taxes on repatriation of foreign earnings						(135)

Reduction to Net Earnings from Continuing Operations						$74

Six months ended June 30, 2004

	Cost of products sold	Research and development	Acquired in- process research and development	Gain on sale of business	Provision for restructuring and other items, net	Litigation settlement expense / (income)	Other expense, net	Total
Litigation Matters:
Private litigation and governmental investigations	$—	$—	$—	$—	$—	$320	$—	$320
Product liability	75	—	—	—	—	—	—	75
Pharmaceutical pricing and sales litigation	—	—	—	—	—	34	—	34
Commercial litigation	26	—	—	—	—	—	—	26
Anti-trust litigation	—	—	—	—	—	25	—	25
Product liability insurance recovery	(25)	—	—	—	—	—	—	(25)

	76	—	—	—	—	379	—	455
Other:
Gain on sale of Adult Nutritional business	—	—	—	(313)	—	—	—	(313)
Accelerated depreciation	23	—	—	—	—	—	4	27
Downsizing and streamlining of worldwide operations	1	—	—	—	18	—	—	19
Milestone payments	—	30	—	—	—	—	—	30
Acordis IPR&D write-off	—	—	62	—	—	—	—	62

	$100	$30	$62	$(313)	$18	$379	$4	280

Income taxes on items above								(55)

Reduction to Net Earnings from Continuing Operations								$225